Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2018

CONFERENCE CALL TRANSCRIPT

OCTOBER 22, 2018 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds conference call to review the Financial Results for the Second Fiscal Quarter ended September 30, 2018. At the request of the Company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy, delivering prescription and non-prescription pet medication, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the internet, and aim to increase the recognition of the “PetMeds” family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today's speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone. Thank you for joining us. Today, we will review the highlights of our financial results. We’ll compare our second fiscal quarter and six months ended on September 30, 2018 to last year’s quarter and six months ended on September 30, 2017.

For the second fiscal quarter ended on September 30, 2018, our sales were $71.4 million compared to $66.7 million for the same period the prior year, an increase of 7.0%. For the six months ended on September 30, 2018, sales were $158.8 million compared to $146.4 million for the six months the prior year, an increase of 8.5%. The increases in sales were due to increases in reorder sales. The average order value was approximately $87.00 for the quarter compared to $85.00 for the same period last year.

For the second fiscal quarter, net income was $10.8 million, or $0.52 diluted per share, compared to $8.8 million, or $0.43 diluted per share, for the same quarter the prior year, an increase to net income of 23%, and for the six months, net income was $23.3 million, or $1.14 diluted per share, compared to $18.0 million, or $0.88 diluted per share, a year ago, an increase to net income of 29%. In addition to increased sales, the Tax Reform Act of 2017 helped boost our earnings.

Reorder sales increased by 11% to $61.0 million for the quarter compared to reorder sales of $55.1 million for the same quarter the prior year. For the six months, the reorder sales increased by 11% to $132.5 million compared to $119.5 million for the same period last year.

New order sales decreased by 11% to $10.4 million for the quarter compared to $11.6 million for the same period the prior year. For the six months, the new order sales decreased by 2.0% to $26.3 million compared to $26.8 million for the same period last year.

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We acquired approximately 117,000 new customers in our second fiscal quarter compared to 134,000 for the same period the prior year, and we acquired approximately 286,000 new customers in the six months compared to 302,000 for the same period a year ago.

Approximately 85% of our sales were generated on our website for the quarter compared to 84% for the same period the prior year, which resulted in a 7.4% increase in online sales. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-seasons.

For the second fiscal quarter, our gross profit as a percent of sales was 35.4% compared to 35.2% for the same period the prior year, and for the six months our gross profit as a percent of sales was the same 34.8% compared to the same period a year ago. Our general and administrative expenses as a percent of sales was down to 8.7% compared to 9.3% for the same quarter last year, and for the six months it was 8.3% compared to 8.5% for the six months the prior year. We were able to leverage the G&A with increased sales.

For the quarter, we spent $5.3 million in advertising compared to $4.5 million for the same quarter the prior year, an increase of 17%. For the six months, we spent $12.0 million in advertising compared to $10.8 million for the six months a year ago, an increase of 11%. The advertising cost of acquiring a customer was approximately $45.00 for the quarter compared to $34.00 for the same quarter the prior year, and for the six months it was $42.00 compared to $36.00 for the six months last year. The increases were due to increases in advertising costs due to the more competitive environment. The increased advertising positively impacted reorder sales.

We had $87.1 million in cash and cash equivalents and $28.6 million in inventory with no debt as of September 30, 2018. Net cash from operations for the six months was $20.4 million compared to $18.3 million for the same period last year.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

We will now begin the question and answer session. Please press star 1 to ask a question. Record your first and last name and state the company name in order to get into the queue. Please stand by for our first question. The first question comes from the line of Kevin Ellich from Craig-Hallum. Your line is now open.

Kevin Ellich:

Good morning. I have a couple of questions for you guys I guess. Mendo, wanted to start off with the new customer adds of 117,000 and your customer acquisition cost of $45, which is a little bit higher than we were looking for. Is cost per impression going up or are you just increasing the amount that you are spending online? Can you talk about the competitive landscape that you previously mentioned in your prepared remarks?

Mendo Akdag:	Yes. The cost of impression is going up double-digits due to the more competitive environment.

Kevin Ellich:	Is that for key products, or is it for kind of all products across the board?

Mendo Akdag:	I will say online.

Kevin Ellich:	Okay, online, got it, going up double-digits, okay. Do you think that will moderate going forward or do you think that’s going to be the way it is for the foreseeable future?

Mendo Akdag:	It’s difficult to tell. It’s going to be depending on the competitiveness of the environment.

Kevin Ellich:

Okay, and then this is the first fiscal second quarter in the last couple of years where new customer sales were down on a year-over-year basis, is that just due to the competitive landscape as well or I guess how should we think about that going forward?

Mendo Akdag:	Well, I mean, the cost was up, advertising costs due to the more competitive environment.

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Kevin Ellich:

Okay, great, and then switching to if Bruce can jump on this, G&A did come in lower than we expected, so maybe some good cost management. How much more can you guys peel back in terms of cost and how low can that go, Bruce?

Bruce Rosenbloom:

Well, it’s really - as you had put - as Mendo mentioned, it’s really dependent on sales. Obviously, if sales increases that has an opportunity to further leverage our G&A expenses. We are going to continue to run the business as we have always run it. Obviously, we are very careful where we spend those dollars to make sure we are spending those dollars efficiently, but it’s really more of a function of sales.

Kevin Ellich:

Got it, and then Mendo last question for me, gross margin percentage, it was actually up on a year-over-year basis versus last quarter we saw that little decline. Are you seeing any changes in terms of the cost of purchasing products or the cost of your sales?

Mendo Akdag:	A shift in sales to higher margin items continued in the quarter offset by a more competitive marketplace.

Kevin Ellich:	Got it. Okay, sounds good. Thanks, guys.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. The next question comes from Erin Wright of Credit Suisse. Your line is now open.

Erin Wright:

Great, thanks. On the gross margin, how should we think about the incremental benefit or traction you have historically seen from the next generation parasiticide products? Are you still seeing an incremental benefit there?

Mendo Akdag:	Yes, we are seeing an incremental benefit, offset by more aggressive pricing.

Erin Wright:	Okay, thanks, and how should we think about the quarterly progression for the advertising spend? Are there any changes in your strategy on the advertising front at all?

Mendo Akdag:	We are working on an offline advertising plan. So we will probably invest some money on our brands - offline.

Erin Wright:	Okay, great, and then could you break down I guess roughly how much of your revenue today is prescription products versus other?

Mendo Akdag:	We are not going to disclose that due to competitive reasons.

Erin Wright:	Okay, all right. That’s fair, all right, thank you.

Mendo Akdag:	You are welcome.

Coordinator:	Thank you. The next question comes from David Westenberg of CL King. Your line is now open.

David Westenberg:

Hi, thanks for taking the question. So you noted advertising impacting reorder sales. Can you remind us again why advertising impacts the reorder sales and maybe not so much why maybe it didn’t impact new order sales the way you'd like it?

Mendo Akdag:	Well, we have obviously - it’s a reminder if any existing customer sees our advertising, it’s a reminder to reorder. So it helps from that perspective. It also may help activating inactive customers.

David Westenberg:

Could you say you might have had a lift for maybe some inactive customers in that reorder sales or I don’t know what you'd be prepared to give terms of qualitative or quantitative data on increasing inactives?

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Mendo Akdag:	We are going to work on that going forward. Actually, we always do, but we will be more aggressive as far as activating inactive customers going forward.

David Westenberg:

Thank you so much. And, you know, we have seen an increase in buying outside the traditional veterinary channel. Being that that's happening, do you think that there is maybe an impact for you guys to purchase maybe directly for more manufacturers on a go forward basis or is there any opportunity to maybe lower your input costs?

Mendo Akdag:	It’s a possibility, yes.

David Westenberg:

Great, thank you, and then obviously the next generation flea and tick has really helped on the gross margin front. Anticipating in maybe late 2019, maybe 2020, we're going to probably see another flea, tick, and heartworm kind of triple that should hit the market. Granted, timelines can be finicky. However, what would you anticipate the impact in terms of either gross margin or sales? Or any sort of way to think about how that might benefit the business?

Mendo Akdag:	It should have a positive impact, having said that, new generation medications have become also more competitive price wise.

David Westenberg:	All right. Thank you, guys. Have a nice day.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. The next question comes from Anthony Lebiedzinski of Fidelity & Company. Your line is now open.

Anthony Lebiedzinski:

Yes, good morning. I am actually at Sidoti, not Fidelity just to clarify. So as far as the advertising strategy, Mendo, you talked about some offline adds. I believe you guys did some limited spots on TV during the quarter. Just wanted to see if you could expand on that and did that strategy being offline also include some direct mail pieces or anything else that we should think about?

Mendo Akdag:	We did a test during the quarter and we will probably continue that going forward. Yes, it will be broadcast and direct mail print.

Anthony Lebiedzinski:	Got it, okay, and also in terms of just the AOV increasing again, is it just a continuation of the same shift towards higher price, higher margin products?

Mendo Akdag:	Yes, that is correct.

Anthony Lebiedzinski:	Got it, got it, okay, all right. And given your tremendous cash flow generation what are your thoughts on doing a meaningful share buyback?

Mendo Akdag:	That’s up to the Board. It’s on the agenda. So we will see what happens.

Anthony Lebiedzinski:	All right. Thanks very much.

Mendo Akdag:	You're welcome.

Coordinator:

Thank you. Please press star 1 again to ask a question. Record your first and last name and state the company name in order to get into the queue. The next question comes from Kevin Ellich of Craig-Hallum. Your line is now open.

Kevin Ellich:

Hey, guys, just had a couple of follow-ups. Going back to your inventories, it looks like they have been building. Mendo, are you stockpiling as you see better pricing in in the marketplace now? And then as it relates to your cash flow, it looks like operating cash this quarter was actually down year-over-year. And I don’t know if Bruce can talk about some of the moving parts there and what’s going to reverse next quarter.

Mendo Akdag:	The increase in inventories due to better pricing, yes.

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Kevin Ellich:	Okay.

Bruce Rosenbloom:

As far as cash from operations, obviously, we had strong net income. The other fluctuations were timing more so with inventory and payables. As Mendo noted, we stocked up on inventory a little bit more during this quarter due to pricing opportunities. So it’s more of a function of that than anything else.

Kevin Ellich:

Got it. And then Mendo I know this has probably been asked different ways this call, but with the competitive landscape, should we see more promotional activity in discounting going forward? I think earlier this month you guys were running a promotion for existing customers that was a little bit - maybe twice as much as you normally run, just curious where that stands.

Mendo Akdag:	Yes, you will see more promotions based on the competitiveness of the market.

Kevin Ellich:	Okay, great. Thanks guys.

Mendo Akdag:	You're welcome.

Coordinator:	Thank you. And now, I will turn the call over back to Mr. Mendo Akdag.

Mendo Akdag:

Thank you. For the remainder of Fiscal 2019, we will continue to focus on increasing sales and further improving our service levels. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you for participating. You may now disconnect.

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